As filed with the Securities and Exchange Commission on December 1, 1999
                                                         Registration No.  333 -
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  _____________

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                  _____________

                                   PSINet Inc.

             (Exact name of registrant as specified in its charter)

          New York                                                16-1353600
(State or other jurisdiction of                                (I.R.S. Employer
incorporation or organization)                               Identification No.)

510 Huntmar Park Drive, Herndon, Virginia                           20170
(Address of principal executive offices)                          (Zip Code)

                         1991 Employee Stock Option Plan
                         1994 Employee Stock Option Plan
                            (Full title of the plans)

                             Kathleen B. Horne, Esq.
                    Senior Vice President and General Counsel
                                   PSINet Inc.
                 510 Huntmar Park Drive, Herndon, Virginia 20170
                     (Name and address of agent for service)

                                 (703) 904-4100
          (Telephone number, including area code, of agent for service)
                          Facsimile No. (703) 375-1834
                                  _____________

                                    Copy to:
                           Richard F. Langan, Jr. Esq.
                                Nixon Peabody LLP
                  437 Madison Avenue, New York, New York 10022
           Telephone No.: (212) 940-3140/Facsimile No.: (212) 940-3111
                                  _____________


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

                                          CALCULATION OF REGISTRATION FEE
-------------------------------- -------------------- -------------------- ---------------------- -------------------
                                                       Proposed maximum      Proposed maximum
      Title of securities           Amount to be        offering price      Aggregate offering        Amount of
       to be registered            registered (1)        per share (2)           price (2)         registration fee
-------------------------------- -------------------- -------------------- ---------------------- -------------------

Common Stock, $.01 par value       463,157 shares     $ 46.375             $21,478,905.87         $ 5,670.43
-------------------------------- -------------------- -------------------- ---------------------- -------------------



     (1) Represents (i) 12,001 shares issuable upon the exercise of options granted under the 1991 Employee Stock Option Plan, (ii) 451,156 shares issuable upon the exercise of options granted under the 1994 Employee Stock Option Plan, and (iii) pursuant to Rule 416(a) of the Securities Act of 1933, such indeterminate number of shares as may be issued by reason of any stock split, stock dividend, recapitalization or similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of PSINet common stock.

     (2) Estimated in accordance with Rule-457(c) under the Securities Act of 1933 solely for the purpose of calculating the registration fee. The computation is based upon the average of the high and low prices of our common stock as reported on the Nasdaq Stock Market's National Market on November 22, 1999.

     Approximate date of commencement of the proposed issuance of the securities to the public: from time to time after the registration statement becomes effective.

                                     PART I.

                  INFORMATION REQUIRED IN THE 10(a) PROSPECTUS


     On November 23, 1999, PSINet Inc. acquired Transaction Network Services, Inc., also known by its former trading symbol, TNI. PSINet entered into a definitive agreement to acquire TNI on August 22, 1999, as amended as of October 14, 1999. According to the terms of the merger agreement, TNI was merged into PSINet Shelf I Inc., a wholly owned subsidiary of PSINet, after the vote of the shareholders of TNI approving the merger on November 23, 1999, and the name of PSINet Shelf I Inc. was changed to "Transaction Network Services, Inc."

     This registration statement relates to the 1991 Employee Stock Option Plan, as amended, and the 1994 Employee Stock Option Plan, as amended, which were originally sponsored by TNI. Between 1991 and the present, TNI made grants to its employees of options pursuant to the Plans, some of which remain outstanding. TNI previously filed registration statements on Form S-8 covering the shares of its common stock issuable pursuant to the Plans.

     Pursuant to the terms of the merger agreement, PSINet adopted sponsorship of the Plans as of the time of the merger on November 23, 1999. At that time, the options outstanding under the Plans were automatically modified such that they now represent options to purchase shares of common stock, par value $.01 per share, of PSINet. Thus, the 12,001 options issued by TNI and outstanding under the 1991 Employee Stock Option Plan are now options to acquire 12,001 shares of PSINet common stock and the 451,156 options issued by TNI and outstanding under the 1994 Employee Stock Option Plan are now options to acquire 451,156 shares of PSINet common stock, in each case subject to certain adjustments described in the Plans. This registration statement on Form S-8 relates to shares of PSINet common stock that may be issued upon the exercise of currently outstanding options granted under the 1991 Stock Option Plan and 1994 Stock Option Plan. No further options will be issued under the Plans.

     The Plans provide for the grant of stock options to officers, directors and key employees of TNI. Under the Plans, the Company may grant options that are intended to qualify as incentive stock options ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the"Code"), or options not intended to qualify as incentive stock options ("Non-Qualified Options"). The option price with respect to ISOs may not be less than 100% of the fair market value of the underlying shares on the date of grant of the option. However, in the case of an ISO granted to a person owning over 10% of the common stock, the option price may not be less than 110% of such fair market value. The option price of Non-Qualified Options may not be less than 50% of such fair market value. The aggregate fair market value (determined at the time of grant) of the common stock subject to ISOs granted to any one person which first become exercisable in any calendar year may not exceed $100,000. ISOs are exercisable over the exercise period specified in the applicable option agreement, but in no event may such period exceed ten years from the date of grant; provided, however, that in the case of an ISO granted to any person owning over 10% of the common stock, the exercise period may not exceed five years from the date of grant. Non-Qualified Options are exercisable over a period of up to eleven years from the date of grant. Options granted under the Plans are generally nontransferable and, with certain exceptions in the event of the death or disability of the optionee, options granted under the Plans generally terminate thirty days after termination of an optionee's employment with the company or an affiliate. The 1991 Employee Stock Option Plan, as amended, and the 1994 Employee Stock Option Plan and its amendments are exhibits to this registration statement and should be read in connection herewith.

     Additional information required to be contained in the Section 10(a) prospectus is omitted from the registration statement in accordance with Rule 428 of the Securities and Exchange Commission issued unde the Securities Act of 1933, as amended and the Note to Part I of Form S-8.

                                    PART II.

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  Incorporation of Documents by Reference.

      The following documents that have been filed by PSINet with the Securities and Exchange Commission are incorporated herein by reference:

      1. Our annual report on Form 10-K for the fiscal year ended December 31, 1998. This report contains:

             * audited consolidated balance sheets for PSINet and its
               subsidiaries as of December 31, 1998 and 1997

             * related audited consolidated statements of operations, of changes in shareholders' equity and of cash flows for the years ended December 31, 1998, 1997 and 1996

      2.  Our quarterly reports on Form 10-Q for the quarters ended:

             * March 31, 1999

             * June 30, 1999

             * September 30, 1999

      3.  Our current reports on Form 8-K dated:

             * July 31, 1997 (solely insofar as it relates to our Shareholder
               Rights Agreement dated May 8, 1996, as amended)

             * August 20, 1997

             * April 27, 1999

             * May 7, 1999

             * July 6, 1999

             * July 16, 1999

             * August 22, 1999

             * August 22, 1999

             * November 5, 1999

             * November 17, 1999

     4. Our registration statement on Form 8-A dated April 7, 1995, as amended (registration no. 0-25812)

     5. Our registration statement on Form 8-A dated June 4, 1996, as amended (registration no. 0-25812)

     We are also incorporating by reference in this registration statement all reports and other documentsthat it files pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining. These reports and documents will be incorporated by reference in and considered to be a part of this registration statement as of the date of filing of such reports and documents.

     Any statement contained in this registration statement or in a document which is incorporated by reference herein will be modified or superseded for purposes of this registration statement to the extent that a statement in any document that we file after the date of this registration statement that also is incorporated by reference herein modifies or supersedes such prior statement. Any such statement so modified or superseded willnot, except as so modified or superseded, constitute a part of this registration statement.

ITEM 4.  Description of Securities.

       Not applicable.

ITEM 5.  Interests of Named Experts and Counsel.

       Not applicable.

ITEM 6.  Indemnification of Officers and Directors.

     The New York Business Corporation Law (the "BCL") provides that if a derivative action is brought against an officer or director of a corporation, the corporation may indemnify him or her against amounts paid in settlement and reasonable expenses, including attorneys fees, incurred by him or her, in connection with the defense or settlement of such action, if such officer or director acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation, except that no indemnification shall be made without court approval in respect of a threatened action, or a pending action settled or otherwise disposed of, or in respect of any matter as to which such officer or director has been found liable to the corporation. In a nonderivative action or threatened action, the BCL provides that a corporation may indemnify an officer or director against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, incurred by him or her in defending such action if such officer or director acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation.

     Under the BCL, an officer or director who is successful, either in a derivative or nonderivative action, is entitled to indemnification as outlined above. Under any other circumstances, such officer or director may be indemnified only if certain conditions specified in the BCL are met. The indemnification provisions of the BCL are not exclusive of any other rights to which an officer or director seeking indemnification may be entitled pursuant to the provisions of the certificate of incorporation or by-laws of a corporation or, when authorized by such certificate of incorporation or by-laws, pursuant to a shareholders' resolution, a directors' resolution or an agreement providing for such indemnification.

     The above is a general summary of certain provisions of the BCL and is subject, in all cases, to the specific and detailed provisions of Section s 721-725 of the BCL.

     Article V, Section 1 of the PSINet's By-laws contains provisions requiring indemnification by PSINet of its officers and directors against certain liabilities and expenses which they may incur as officers and directors of the Company or of certain other entities in accordance with Sections 722-723 of the BCL.

     Section 726 of the BCL also contains provisions authorizing a corporation to obtain insurance on behalf of any officer or director against liabilities, whether or not the corporation would have the power to indemnify against such liabilities. Article V, Section 5 of PSINet's By-Laws indicates that it may, but need not, maintain insurance insuring PSINet or persons entitled to indemnification under Section 1 of Article V of the By-laws for liabilities against which they are entitled to indemnification under Article V of its By-laws or insuring such persons for liabilities against which they are not entitled to indemnification under Article V of the By-laws.

ITEM 7.  Exemption from Registration Claimed.

       Not applicable.

ITEM 8.  Exhibits

       See Exhibit Index.

Item 9.  Undertakings.

       (a)        The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

       (b) The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (c) Insofar as indemnification for liabilities arising under the SecuritiesAct of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Herndon, Commonwealth of Virginia on November 30, 1999.

                                             PSINET INC.



                                             By:/s/ William L. Schrader
                                                --------------------------------
                                                William L. Schrader, Chairman
                                                and Chief Executive Officer


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints William L. Schrader, Harold S. Wills, David N. Kunkel, Edward D. Postal, Michael J. Malesardi, Lawrence S. Winkler and Kathleen B. Horne, and each or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and any and all amendments (including post-effective amendments) to this registration statement and to any registration statement filed pursuant to Rule 462(b), and to file same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

          Name                       Title                                  Date


/s/ William L. Schrader      Chairman, Chief Executive         November 30, 1999
  ----------------------  Officer and Director (Principal
    William L. Schrader      Executive Officer)


/s/ Harold S. Wills        President, Chief Operating          November 30, 1999
  ----------------------     Officer and Director
    Harold S. Wills


/s/ David N. Kunkel        Vice Chairman, Executive Vice       November 30, 1999
  ----------------------     President and Director
      David N. Kunkel

         Name                       Title                                   Date


/s/ Edward D. Postal       Executive Vice President and Chief  November 30, 1999
  ----------------------     Financial Officer (Principal
    Edward D. Postal             Financial Officer)


/s/ Michael J. Malesardi   Vice President and Controller       November 30, 1999
  ----------------------   (Principal Accounting Officer)
    Michael J. Malesardi


/s/ William H. Baumer              Director                    November 30, 1999
  ----------------------
    William H. Baumer


/s/ Ralph J. Swett                 Director                    November 30, 1999
  ----------------------
    Ralph J. Swett


/s/ Ian P. Sharp                   Director                    November 30, 1999
  ----------------------
    Ian P. Sharp

                                  EXHIBIT INDEX





  Exhibit No.                      Description                                        Location


      4.1         1991 Stock Option Plan, as amended              Incorporated by reference to Exhibit 10.1 to the
                                                                  registration statement on Form S-1 (No.
                                                                  33-76426) of Transaction Network Services, Inc

      4.2         1994 Stock Option Plan                          Incorporated by reference to Exhibit 10.2 to the
                                                                  registration statement on Form S-1 (No.
                                                                  33-76426) of Transaction Network Services, Inc.

      4.3         Amendment to 1994 Stock Option Plan             Incorporated by reference to Exhibit 4(b) to the
                                                                  registration statement on Form S-8 (No.
                                                                  333-27159) of Transaction Network Services, Inc.

      4.4         Amendment to 1994 Stock Option Plan             Incorporated by reference to Exhibit 4(c) to the
                                                                  registration statement on Form S-8 (No.
                                                                  333-67161) of Transaction Network Services, Inc.

      4.5         Amendment to 1994 Stock Option Plan             Incorporated by reference to Exhibit 4(b) to the
                                                                  registration statement on Form S-8 (No.
                                                                  333-67163) of Transaction Network Services, Inc.

      4.6         Amendment to 1994 Stock Option Plan             Incorporated by reference to Exhibit 4(e) to the
                                                                  registration statement on Form S-8 (No.
                                                                  333-82725) of Transaction Network Services, Inc.

      5           Opinion of Counsel                              Filed herewith

      23.1        Consent of PricewaterhouseCoopers LLP           Filed herewith


      23.2        Consent of Arthur Andersen LLP                  Filed herewith

      23.3        Consent of Nixon Peabody LLP                    Included as part of Exhibit 5.

      24          Power of Attorney                               Included on the signature page of this
                                                                  registration statement.
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